NEW DRAGON ASIA CORPORATION ANNOUNCES RECEIPT OF NYSE AMEX NOTICE

Longkou, China – January 21, 2011 – New Dragon Asia Corporation (NYSE Amex: NWD) (“NWD” or “Company”), one of China’s leading producers of instant noodles, flour-related products and soybean derived products, today announced that on January 18, 2011 it received a letter from NYSE Amex LLC (the “Exchange”) indicating that it is below certain of  the Exchange’s continued listing standards because it failed to hold an annual meeting of its stockholders during 2010 as set forth in Section 704 of the NYSE Amex Company Guide (the “Company Guide”). The Company was afforded the opportunity to submit a plan of compliance to the Exchange by February 17, 2011 to demonstrate the Company’s ability to regain compliance with Section 704 of the Company Guide by July 18, 2011. If the Company does not submit a plan or if the plan is not accepted by the Exchange, the Company will be subject to delisting procedures as set forth in Section 1010 and part 12 of the Company Guide.

The Company intends to submit a plan to the Exchange and to hold its annual meeting of stockholders to regain compliance with the Exchange’s listing standards.   The Company’s ability to hold its 2010 annual meeting of stockholders is subject to clearance by the Securities and Exchange Commission of the Company’s preliminary proxy statement on Schedule 14A relating to the 2010 annual meeting of stockholders.

About NWD
New Dragon Asia Corp., a Florida corporation (AMEX: NWD) is headquartered in Shandong Province, China and is engaged in the milling, sale and distribution of flour and related products, including instant noodles and soybean-derived products, to retail and commercial customers.  As the fourth largest instant noodle manufacturer in China, New Dragon Asia markets its well-established Long Feng brand through a network of more than 200 key distributors and 16 regional offices in 27 Chinese provinces with an aggregate production capacity of approximately 195,000 tons of flour and more than 1.1 billion packages of instant noodles per year.  Instant noodles are also exported to a growing number of countries.

Forward-Looking Statements

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations of such words and similar expressions are intended to identify forward-looking statements. Although NWD believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of NWD. Actual results may differ materially from those expressed or implied by such forward-looking statements.  NWD expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in NWD’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact Information
Ling Wang
(86) 535 – 8951 567
Email: lingwang@newdragonasia.com